EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-210093, 333-212256, 333-216671, 333-226736, 333-239993, 333-254457, 333-257580, 333-261253, 333-262247, 333-269461, 333-273586, 333-276734 and 333-284349) on Form S-8 and Registration Statements (Nos. 333-163811, 333-188492, 333-197903, 333-213223 and 333-240467) on Form S-3 of CarParts.com, Inc. and its subsidiaries (formerly known as U.S. Auto Parts Network, Inc.) of our report dated March 25, 2025, relating to the consolidated financial statements of CarParts.com, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of CarParts.com, Inc. and its subsidiaries for the year ended December 28, 2024.

/s/ RSM US LLP

Irvine, California

March 25, 2025